Exhibit 10.23

N O N S T A T U T O R Y  S T O C K  O P T I O N  C E R T I F I C A T E

Non-transferable
G R A N T  TO

________________________
("Optionee")

the right to purchase from Roper Technologies, Inc. (the "Company")

_________ shares of its common stock, $0.01 par value, at the price of $______ per share (the "Option")

pursuant to and subject to the provisions of the Roper Technologies, Inc. 2016 Incentive Plan (the "Plan") and to the terms and conditions set forth on the following page (the "Terms and Conditions").  By accepting the Option, Optionee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the Option shall vest (become exercisable) in accordance with the following schedule:

Continuous Status as a Participant after Grant Date	Percent of Option Shares Vested

IN WITNESS WHEREOF, Roper Technologies, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

ROPER TECHNOLOGIES, INC. By: Its: President and Chief Executive Officer	Grant Date: ____________________

TERMS AND CONDITIONS

1. Vesting of Option.  The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Certificate. Notwithstanding the foregoing vesting schedule, the Option shall become fully vested and exercisable upon: (i) Optionee's death or Disability during his or her Continuous Status as a Participant, (ii) a Change in Control, unless the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control, or (iii) if the Option is assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, the termination of Optionee's employment by the Company without Cause (or Optionee's resignation for Good Reason as provided in any employment, severance or similar agreement between Optionee and the Company or an Affiliate) within two years after the effective date of the Change in Control.
2. Term of Option and Limitations on Right to Exercise.  The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Eastern Time, on the tenth anniversary of the Grant Date (the "Expiration Date").  To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:
(a) Three months after the date of the termination of Optionee's Continuous Status as a Participant for any reason other than (i) for Cause or (ii) by reason of Optionee's death, Disability or Retirement.
(b) Thirty-six (36) months after the date of the termination of Optionee's Continuous Status as a Participant by reason of Retirement.
(c) Twelve months after the date of the termination of Optionee's Continuous Status as a Participant by reason of Disability.
(d) Twelve months after the date of Optionee's death, if Optionee dies while employed, or during the three-month period described in subsection (a) above, during the thirty-six month period described in subsection (b) above or during the twelve-month period described in subsection (c) above and before the Option otherwise lapse.  Upon Optionee's death, the Option may be exercised by Optionee's beneficiary designated pursuant to the Plan.
(e) 5:00 p.m., Eastern Time, on the 10th business day after the date of the termination of Optionee's Continuous Status as a Participant for Cause.
If Optionee returns to employment with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination but no vesting credit will be earned for any period Optionee was not in Continuous Status as a Participant.  If Optionee or his or her beneficiary exercises an Option after termination of service, the Option may be exercised only with respect to the Shares that were otherwise vested on Optionee's termination of service, including Option Shares vested by acceleration under section 1.
3. Exercise of Option.  The Option shall be exercised by (a) notice directed to the Secretary of the Company or his or her designee at the address and in the form specified by the Secretary from time to time and (b) payment to the Company in full for the Shares subject to such exercise (unless the exercise is a broker-assisted cashless exercise, as described below).  If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option.  Payment for such Shares shall be in (a) cash, (b) Shares previously acquired by the purchaser, or (c) any combination thereof, for the number of Shares specified in such written notice.  The value of surrendered Shares for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date.  Alternatively, the Company may permit Optionee to exercise the Option through a "net" exercise, whereby the Company shall retain from the Option that number of Option shares having a Fair Market Value on the date of exercise equal to some or all of the exercise price. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Option may be exercised through a broker in a so-called "cashless exercise" whereby the broker sells the Option Shares on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price.  In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company by the settlement date.
4. Withholding.  The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option.  The withholding requirement may be satisfied, in whole or in part, at the election of the Secretary, by withholding from the Option Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Secretary establishes.
5. Limitation of Rights.  The Option does not confer to Optionee or Optionee's beneficiary any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the exercise of the Option.  Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee's service at any time, nor confer upon Optionee any right to continue in the service of the Company or any Affiliate.
6. Restrictions on Transfer and Pledge.  No right or interest of Optionee in the Option may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Optionee to any other party other than the Company or an Affiliate.  The Option is not assignable or transferable by Optionee other than by will or the laws of descent and distribution, but the Committee may (but need not) permit other transfers.  The Option may be exercised during the lifetime of Optionee only by Optionee or any permitted transferee.
7. Restrictions on Issuance of Shares.  If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the Shares covered by the Option upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
8. Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.
9. Successors.  This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.
10. Notice.  Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.